Exhibit 99.1

UNITED STATES OF AMERICA

Before the

OFFICE OF THRIFT SUPERVISION

)
In the Matter of	)	Order No.: SE-08-07
)
)
Federal Trust Corporation	)	Effective Date: May 12, 2008
)
Sanford, Florida	)
OTS Docket No. H-1335)
)

ORDER TO CEASE AND DESIST

WHEREAS, Federal Trust Corporation, Sanford, Florida, OTS Docket No. H-1335 (Holding Company), by and through its Board of Directors (Board), has executed a Stipulation and Consent to the Issuance of an Order to Cease and Desist (Stipulation); and

WHEREAS, Holding Company, by executing the Stipulation, has consented and agreed to the issuance of this Order to Cease and Desist (Order) by the Office of Thrift Supervision (OTS) pursuant to 12 U.S.C. § 1818(b); and

WHEREAS, pursuant to delegated authority, the OTS Regional Director for the Southeast Region (Regional Director), is authorized to issue consent Orders to Cease and Desist where a savings and loan holding company has consented to the issuance of an order.

NOW, THEREFORE, IT IS ORDERED that:

Dividends.

1. Effective immediately, the Holding Company shall neither accept nor request that Federal Trust Bank, a wholly owned savings association subsidiary (Savings Association), make or pay any dividends or other capital distributions, as that term is defined in 12 C.F.R. § 563.134, or commit to make or pay dividends or any other capital distributions, without receiving the prior written approval of the Regional Director. The Holding Company’s written request for such approval should be submitted to the Regional Director at least forty-five (45) days prior to the anticipated date of the proposed dividend payment or distribution of capital.

Thrift Oversight.

2. Effective immediately, the Holding Company shall exercise the necessary oversight of the Savings Association and its compliance with applicable law, rule, regulation or agency guidance and the terms of any outstanding OTS enforcement action against the Savings Association.

Intercompany Transactions.

3. Effective immediately, the Holding Company shall not enter into any new agreements, contracts or arrangements with the Savings Association or renew, amend or modify any existing agreements, contracts or arrangements with the Savings Association without receiving the prior written approval of the Regional Director.

4. Effective immediately, the Holding Company shall not engage in any transactions with the Savings Association, including but not limited to the making and receiving of any loans or the purchase or sale of any assets, without the prior written approval of the Regional Director.

Capital.

5. Within thirty (30) days after the Effective Date of this Order, the Board shall prepare and submit for Regional Director review and approval, a written plan improving and thereafter maintaining the level, strength and integrity of the Holding Company’s capital (Capital Augmentation Plan). At a minimum, the Capital Augmentation Plan shall:

(a) establish the amount of additional capital that is needed and will be raised;

(b) detail the method by which the, additional capital will be raised and from whom: and

(c) establish an alternative strategy to be implemented immediately if the Board’s initial attempts to raise additional capital are unsuccessful.

6. The Board shall implement the revised Capital Augmentation Plan and obtain the projected additional capital no later than July 15, 2008.

7. If the Board cannot timely accomplish the goals established in the Capital Augmentation Plan and obtain the projected additional capital in compliance with Paragraph 6 of this Order, the Board shall immediately seek a merger or acquisition partner pursuant to the provisions of the Capital Augmentation Plan previously established and approved by the Regional Director in compliance with Paragraph 5.c. of this Order. The Board shall provide the Regional Director written noticed of its inability to comply with Paragraph 6 of this Order immediately upon such determination that the capital raising efforts will be unsuccessful (Capital Notice). The Board also shall provide the Regional Director with a copy of a definitive merger agreement not later than August 31,2008. Not later than two (2) weeks after issuance of the Capital Notice, the Board shall provide the Regional Director with a written update on the status of its efforts to effect a merger or acquisition. Thereafter, written updates shall continue to be provided to the Regional Director on a biweekly basis until consummation of a merger or acquisition.

8. Effective Date. Incorporation of Stipulation.

This Order is effective on the Effective Date as shown on the first page. The Stipulation is made a part hereof and is incorporated herein by this reference.

9. Duration.

This Order shall remain in effect until terminated, modified or suspended, by written notice of such action by OTS, acting by and through its authorized representatives.

10. Time Calculations.

(a) Calculation of time limitations for compliance with the terms of this Order run from the Effective Date and shall be calendar based, unless otherwise noted; and

(b) The Regional Director may extend any of the deadlines set forth in the provisions of this Order upon written request by the Holding Company that includes reasons in support for any such extension. Any OTS extension shall be made in writing.

11. Submissions and Notices.

(a) All submissions, including progress reports, to OTS that are required by or contemplated by this Order shall be submitted within the specified timeframes;

(b) Except as otherwise provided herein, all submissions, requests, communications, consents or other documents relating to this Order shall be in writing and sent by first class U.S mail (or by reputable overnight carrier, electronic facsimile transmission or hand delivery by messenger) addressed as follows:

(i)	To OTS:

John E. Ryan

Regional Director

1475 Peachtree St., N.E.

Atlanta, Georgia 30309

(ii)	To Holding Company:

Dennis Ward, Chief Executive Officer

Federal Trust Corporation

312 West First Street

Sanford, Florida 32771

12. No violations Authorized.

Nothing in this Order or the Stipulation shall be construed as allowing the Holding Company, its Board, officers or employees to violate any law, rule, or regulation.

IT IS SO ORDERED.

OFFICE OF THRIFT SUPERVISION

By:
John E. Ryan
Regional Director, Southeast Region

Date: See Effective Date on page 1

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